PhotoChannel Services and Software Agreement

This Services and Software Agreement (the “Agreement”) is made and entered into as of the Effective Date by and between PhotoChannel Networks Inc., (hereinafter called “PhotoChannel”), a corporation incorporated under the laws of the Province of British Columbia, Canada and having an address at Suite 506, 425 Carrall Street, Vancouver, British Columbia, Canada V6B 6E3, and CVS Pharmacy, Inc. (hereinafter called “CVS”), a Rhode Island corporation, on its own behalf and on behalf of its affiliated retail drugstore entities, with principal executive offices located at One CVS Drive, Woonsocket, Rhode Island 02895.

By signing below, CVS and PhotoChannel agree to be bound by the terms of this Agreement.

Agreed to:	Agreed to:
CVS Pharmacy, Inc. By: Judy Sansone Title: Vice President Consumer Healthcare, Personal Care, Photo Imaging	PhotoChannel Networks Inc. By: Peter Fitzgerald Title: CEO

Signature : /s/ Judy Sansone	Signature : /s/ Peter Fitzgerald

Date : June 5, 2006	Date : June 29, 2006

Agreement Between CVS and PhotoChannel

Table of Contents and Schedules

This Agreement includes the following Sections, Appendix, Schedules, and Exhibits:

Section	Title	Page #
1.0	Term	4
2.0	Interpretation	4
3.0	Implementation Approach	5
4.0	Transition Period and Startup	5
4.1	Transition Period Stages	5
4.2	Design of the CVS.com Photo Center during the Transition Period	6
5.0	Ongoing Services	7
6.0	Service Levels	9
7.0	Additional Services	10
8.0	Intentionally Omitted	10
9.0	Licensing of the Systems	10
10.0	Proprietary Rights	11
11.0	Most Favored Consumer	12
12.0	Audits	13
13.0	Fees and Payment	13
13.1	Fees	13
13.2	Proration	13
13.3	Unused Credits	13
13.4	Suspension of Payment	14
14.0	Dispute Resolution	14
15.0	Source Code Escrow	14
16.0	Default and Termination	15
16.1	Termination for Change of Control of PhotoChannel	15
16.2	Insolvency Defaults	15
16.3	Other Defaults	15
16.4	Obligations upon Termination	16
16.5	Survival	16
16.6	Other Remedies	16
17.0	Confidential Information	16
17.1	Confidential Information between the Parties	16
17.2	Confidentiality of Member Content	17
18.0	Indemnification	17
19.0	Limitation of Liability	18
20.0	Warranties	18
21.0	Insurance and Risk of Loss	21
21.1	PhotoChannel Insurance	21
21.2	Documentation	21
21.3	Risk of Loss	21
21.4	No Implied Limitation or Expansion	21
22.0	General	21
22.1	Assignment and Binding Nature	21
22.2	Entire Agreement; Amendment; No Waiver	22
22.3	Non Exclusivity	22
22.4	Expenses	22
22.5	Subcontractors	22
22.6	Relationship	22
22.7	No Third Party Beneficiary	22
22.8	Successors and Assigns	23
22.9	Governing Law; Severability	23
22.10	Force Majeure	23

22.11	Headings	23
22.12	Public Announcement	23
22.13	Notifications and Approvals	23
22.14	References	24
22.15	Taxes on Services	24
Appendix A-1 - Glossary		25

Schedules
Schedule	Title
A	Statement of Work
B	Pricing
C	Service Levels
D	Software Specifications
E	Third Party Software
F	Sample Source Code Escrow Agreement
G-Z	Intentionally Omitted

WITNESSETH

WHEREAS, CVS, directly and through its Affiliates, owns and operates a drug store chain that provides onsite and offsite imaging services to its consumers;

AND WHEREAS PhotoChannel is the developer and owner of a proprietary Internet based digital imaging network solution providing for the storage and routing of digital images for the production of photographs and/or gifts, along with the monitoring of aforesaid solution, (the “System” or “Systems”);

AND WHEREAS PhotoChannel is entitled to license Systems and to provide branded versions of the Systems that, in addition to providing customizations and a distinctive graphical user interface, may also incorporate modifications and/or enhancements of the Systems;

AND WHEREAS PhotoChannel provides installation, hosting and management services for Systems and branded versions thereof;

AND WHEREAS CVS desires the development, installation, hosting and management of a branded version of the System for its Online Print Business (as such term is hereinafter defined) and PhotoChannel wishes to develop, install, host and manage this system (the “CVS.com Photo Center”);

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.0	Term

a.
The initial term (the “Term”) of this Agreement will commence on February 1, 2006 (the “Effective Date”) and continue until January 31, 2009 (the “Expiration Date”), subject to earlier termination as provided in Section 16.0. If CVS provides PhotoChannel with ninety (90) days notice that it desires to renew this Agreement then the Term shall extend for a period of time determined by CVS of up to twelve (12) months (each such twelve (12) month period, a “Renewal Period”) at the terms and conditions, including pricing, in effect as of the Expiration Date or the end of the then current Renewal Period.

1.	CVS shall be entitled to exercise its right to extend the Term for up to three (3) Renewal Periods under this Agreement.

2.
If during the third Renewal Period the Parties are unable to reach agreement on the terms and conditions applicable to the renewal of this Agreement, this Agreement shall expire at the end of the third Renewal Period.

b.	If CVS does not provide any written notice to PhotoChannel regarding the renewal of this Agreement, this Agreement shall expire on the Expiration Date.

2.0	Interpretation

a.	If there is a conflict among the terms in the various documents within this Agreement:

1.	to the extent the conflicting provisions can reasonably be interpreted so that such provisions are consistent with each other, such consistent interpretation will prevail; and

2.	to the extent Section 2.0(a)(1) does not apply, the Base Terms will prevail over a conflicting term in the Attachments.

b.	CVS and PhotoChannel drafted and negotiated this Agreement jointly, and this Agreement will be construed neither against nor in favor of either, but rather in accordance with its fair meaning.

c.
Nothing in this Agreement affects any statutory rights granted or provisions required, in either case, by mandatory statutory law that cannot be waived or limited by contract. If there is a conflict between the terms in this Agreement and mandatory statutory law, mandatory statutory law will prevail.

3.0	Implementation Approach

a.
PhotoChannel and CVS will use a staged approach to gradually implement the services and software. During the period starting on the Effective Date and ending on or around June 1, 2006 (the “Transition Period”), PhotoChannel shall deliver different sets of services and software as set forth in Section 4.0. Following the Transition Period, PhotoChannel shall provide the full set of Services as set forth in the attached Schedule A - Statement of Work, and the creation of the software systems as set forth in Schedule D - Software Specifications.

4.0	Transition Period and Startup

4.1	Transition Period Stages

a.
PhotoChannel will provide, and CVS will pay for, the Transition Services as set forth in this Section 4.0. PhotoChannel will be responsible for all administrative or other related functions that enable delivery of the Transition Services.

1.	Stage 1 - Initial Set-Up.

On or around February 1, 2006, the following functionality will be made available to approximately 5,400 CVS Stores:

(i)	The photo image functions accessible through the CVS.com web site that had been available through the Kodak Picture Center web site will be made available through the CVS.com Photo Center web site.

(ii)	All digital images will be routed from the Computer Facilities to either:

(1)	Qualex for the off-site production of prints for in-store pickup; and/or

(2)	PhotoTLC for the off-site production of photo gifts for in-store pickup.

(iii)	Other new consumer enhancements will be implemented as directed by CVS (e.g. sharing, storage and membership features).

2.	Stage 2 - Test of Print at Store.

On or around April 3, 2006, and subject to the testing requirement outlined in 4.2(c), the following additional functions and services will be made available such that:

(i)	Consumers will have the added ability to choose home delivery of prints or photo gifts; and

(ii)
Consumers will have the added ability to request online photofinishing of digital images at CVS stores in the Minnesota market (comprising approximately 17 Stores), and the photo prints produced in-store will be available for 1-hour in-store pickup or for home delivery via Qualex; and

(iii)
Consumers will have added ability to complete online payment transactions for orders and returns/refunds placed via the CVS.com Photo Center. PhotoChannel, using the Verisign API and CVS merchant information, shall authorize and settle all credit card transactions, collect appropriate sales taxes (as directed by CVS and complying with all CVS tax reporting formats), and utilize other CVS designees as appropriate; and

(iv)
the System, including the Order Puller Software and Administrative Software shall have been installed (including training), validated and approved by CVS and be operational either for in-store printing (for Stores in the Minnesota market) or through Qualex and/or PhotoTLC or other parties as authorized by CVS; and

(v)
the CVS.com Photo Center will be able to offer differentiated retail pricing based on the different order delivery methods (e.g. in-store printing vs. home delivery) or via promotions, at CVS’ sole discretion.

3.	Stage 3 - Expanded Test of Print at Store

On or around May 1, 2006; the following additional functions and services will be made available such that:

(i)
the functionality in Stage 2 shall also be expanded, at CVS’ discretion, to include Stores in the Michigan market, or additional Stores as directed by CVS. As of the Effective Date, CVS intends to add approximately 220 additional Stores during Stage 3;

4.	Stage 4 - Final Roll-Out of Print at Store

On or around June 11, 2006; the following additional functions and services will be made available such that:

(i)	the functionality in Stage 2 shall be made available to all Stores that have been connected for in-store printing by CVS; and

(ii)
consumers using third party web sites with whom CVS has made agreements and identified to PhotoChannel (e.g. Sony), will have photofinishing options made available to them such that these customers will be able to order prints for on-site and ship to store printing options, for those print and gift products previously identified to PhotoChannel by CVS; and

(iii)	the functionality of the CRM Marketing Campaign System as defined by the software specifications as set forth in Schedule D will be implemented and available for use; and

(iv)	all other functionality as mutually agreed by both Parties will be made available.

4.2	Design of the CVS.com Photo Center during the Transition Period

a.	Timeline.

PhotoChannel and CVS shall mutually develop and agree to a timeline for initiating the customization of the Branded Environment. PhotoChannel shall develop the CVS.com Photo Center in accordance with the timeline and specifications set forth by CVS prior to any implementation dates. PhotoChannel shall undertake its obligations under this Agreement as expeditiously as possible and with the intent of conforming to the specified timeline.

b.	Required Information and Materials.

CVS shall provide PhotoChannel the CVS Materials it wishes PhotoChannel to incorporate into the CVS.com Photo Center. CVS shall also provide PhotoChannel with any assistance and information PhotoChannel may reasonably require to complete the work set forth in the timeline.

c.	Testing.

1.
Upon PhotoChannel being reasonably satisfied that it has completed all work set out in the project timeline relating to the development of the final release, it shall thoroughly test such final release to ensure it fully complies with the applicable functional requirements and specifications (the “Pre-Installation Test”). The methodology, test data and criteria utilized in the Pre-Installation Test shall be subject to CVS’ prior written approval, such approval not to be unreasonably withheld. CVS shall have the option, but not the obligation, to participate in and/or be present during the conducting of the Pre-Installation Test, at CVS’ sole cost and expense. Should the testing reveal any deficiency, PhotoChannel shall use commercially reasonable efforts to forthwith remedy such deficiency and, upon having done so, PhotoChannel shall repeat its obligations under this Paragraph 4.2(c) until the Pre-Installation Test has been successfully completed.

2.
Upon successful completion or deemed successful completion of the Pre-Installation Test, PhotoChannel shall forthwith install the CVS.com Photo Center on the Computer Facilities and, upon completion of said installation, shall conduct such testing to confirm that the CVS.com Photo Center is fully operational and operates at or beyond the Service Levels on said Computer Facilities (the “Post-Installation Test”). The methodology, test data and criteria utilized in the Post-Installation Test shall be subject to CVS’ prior written approval, and such approval not to be unreasonably withheld. CVS shall have the option, but not the obligation, to participate in and/or be present during the conducting of the Post-Installation Test, at CVS’ sole cost and expense. Should the testing reveal any deficiency, PhotoChannel shall use commercially reasonable efforts to forthwith remedy such deficiency and, upon having done so, PhotoChannel shall repeat its obligations under this Paragraph 4.2(c)(2) until the Post-Installation Test has been successfully completed.

d.	Delivery.

Upon successful completion of the Post-Installation Test, PhotoChannel shall deliver to CVS all Documentation that relates to the final release and all Code which relates to the CVS.com Photo Center as same is encompassed in the final release.

e.	Accessibility to CVS.com Photo Center during Construction.

During the term of this Agreement, CVS shall have full access to the latest version of the CVS.com Photo Center that is the then current System. The Preliminary System shall be made accessible to CVS through the world-wide-web and shall incorporate the security measures. PhotoChannel shall assume all costs and expenses relating to the installation, maintenance and operation of the Preliminary System. PhotoChannel shall take all reasonable measures to ensure that access to the Preliminary System (or any part thereof) is restricted to pre-authorised CVS representatives. Without any limitation to the foregoing, PhotoChannel will periodically monitor access to the Preliminary System during its development and will notify CVS if there appears to be any unauthorized access thereto.

f.	Fees for the CVS.com Photo Center during Construction.

During the Transition Period, all development and customization of the CVS.com Photo Center will be included in the Fees outlined in Schedule B - Pricing. All costs for development and customization will be the responsibility of PhotoChannel, including labor for development and customization, travel costs, costs to develop and create documentation, training, telecommunications, and all other expenses related to the customization during the Transition Period.

g.	Software Failures

At all times after initial construction of the CVS.com Photo Center, PhotoChannel will be responsible for continued operation of the CVS.com Photo Center software. If errors are found with the software, either during testing or thereafter, PhotoChannel shall attempt to repair or modify the software to a fully functional state. If the Software remains non-compliant with the Software warranty, as set forth in Section 20.0, after two (2) attempts by PhotoChannel to remedy, then CVS shall have the option to have PhotoChannel (i) replace or repair the relevant software that was not as warranted at no additional charge to CVS, or (ii) refund the amounts paid by CVS for the software in question related to Enhancements.

5.0	Ongoing Services

a.
PhotoChannel will provide, and CVS will pay for, the Services as set forth in this Agreement and the attached Schedule A - Statement of Work. PhotoChannel will provide the Services and be responsible for all administrative or other related functions that enable delivery of the Services.

b.	Use of the CVS.com Photo Center

PhotoChannel hereby agrees to provide CVS and such Printers and Producers authorized by CVS from time to time, with remote access to the CVS.com Photo Center and the Computer Facilities and to provide CVS, Printers and Producers with the use of the CVS.com Photo Center on a remote access basis. All access to and use of the CVS.com Photo Center and the Computer Facilities shall be through the world-wide-web unless the parties mutually agree otherwise.

c.	Remote Access Devices.

CVS shall be responsible, at its expense, for all communication equipment and all services necessary to enable CVS Stores and CVS locations to obtain Internet access. PhotoChannel shall be responsible, at its expense, for the installation, maintenance and operation of all network communications at the Computer Facilities and associated image transmittal to the Store devices, Printers and Producers.

d.	Compatibility with Operating Configurations.

1.
Lab Operating Systems. PhotoChannel shall ensure that the Software is fully operational with the commercial MS Windows XP operating system software and application platforms used by CVS on the print-at-store PC. PhotoChannel shall maintain the Software to remain compatible with operating system updates, fixes, and patches as implemented by CVS. CVS shall be responsible for the timely delivery to PhotoChannel of any changes to the operating systems.

2.
Additional Operating Systems. PhotoChannel shall ensure that the Software is fully operational with new operating systems, provided that no more than two (2) operating systems (e.g. Vista, Linux), or no more than two operating system versions (e.g. Windows XP, Vista), are supported at any one time.

3.	Interaction with Third Party Organizations.

(i)
CVS reserves the right to add and cancel, at any time, services from Printers or Producers that process output (e.g. photo images) for CVS. In addition, CVS may add or cancel at any time services from Third Party Content Providers that generate orders for CVS or other Third Parties with whom CVS has authorized interaction with the CVS.com Photo Site or the Systems.

(ii)
At CVS’ request, PhotoChannel shall configure the Systems and, to the extent necessary, the Computer Facilities, so as to permit delivery by the CVS.com Photo Center to any new Printer or Producer, provided that vendor APIs are made available by such Printers and Producers. As of the Effective Date, PhotoChannel will support up to four (4) separate Printers, and up to four (4) separate Producers, each utilizing custom vendor APIs. In addition, CVS may add up to two (2) additional Printers and/or two (2) additional Producers in each subsequent year, provided that there exists no more than seven (7) Printers or seven (7) Producers in total. For Printers and Producers that utilize the PhotoChannel API, CVS may have an unlimited number of such vendors that utilize the PhotoChannel API.

(iii)
At CVS’ request, PhotoChannel shall configure the Systems and, to the extent necessary, the Computer Facilities, so as to allow interaction and delivery of images (or content) to the CVS.com Photo Center from any new Third Party Content Provider. PhotoChannel shall interface with Third Party Content Providers, provided that vendor APIs are made available to PhotoChannel. As of the Effective Date, PhotoChannel will support up to six (6) separate Third Party Content Providers, each utilizing custom vendor APIs. In addition, CVS may add up to three (3) additional Third Party Content Providers each subsequent year. For Third Party Content Providers or other Third Parties that utilize the PhotoChannel API, CVS may have an unlimited number of such vendors that utilize the PhotoChannel API.

(iv)
Cancellation. At CVS written request, PhotoChannel shall configure the Systems and, to the extent necessary, the Computer Facilities, so as to stop interaction of the Systems to a specific Third Party organization.

4.
Base Builds. CVS shall use reasonable efforts to minimize the number of base build variants for the print-at-store PC, including efforts to synchronize any build variants for compatibility. CVS will notify PhotoChannel of changes in the base build fifteen (15) days prior to any release of a new, or modified, build for the print-at-store PC.

5.
Equipment Types. PhotoChannel shall ensure that the Software and print-at-store PC is fully operational with the Equipment, lab configurations, and print routing preferences required by CVS including proper functionality with all Minilabs, Kiosks, Equipment operating systems, printing devices, and related peripherals (e.g. CD burners, network equipment), provided that vendor APIs are made available for such Equipment. From time to time throughout the Term, CVS may add new Equipment to existing (or new) photo lab locations. CVS will work with PhotoChannel prior to the launch of any new equipment to provide any required information needed to ensure compatibility.

6.
Other PC Applications. As reasonably requested by CVS, PhotoChannel will work with other Third Party vendors to support multiple applications running on the print-at-store PC. To the extent possible, PhotoChannel will work with other third parties designated by CVS to resolve any application conflicts. The parties will mutually agree upon any major software modifications or other System changes to allow the functioning of multiple applications on the print-at-store PC.

e.	Software Tools.

1.
Third Party Software. PhotoChannel agrees that any and all Third Party Software to be bundled into or used with the CVS.com Photo Center after the Effective Date must be approved in writing by CVS in advance, such approval not to be unreasonably withheld.

2.
Reporting Tools. PhotoChannel shall provide to CVS, at no charge, such reporting tools, for the CVS.com Photo Center (and for the use, operation and administration thereof and for the Online Print Business conducted thereon) as CVS may reasonably request.

f.	Once PhotoChannel takes responsibility for its portion of the Ongoing Services, CVS shall:

1.	cooperate with PhotoChannel and its personnel to ensure that the On-Going Services are delivered and rendered in an efficient manner;

2.	notify PhotoChannel promptly of all inquiries or complaints received with respect to the On-Going Services; and

3.
cooperate with PhotoChannel and its personnel to increase efficiency, maximize uptime, and optimize the On-Going Services by implementing appropriate training modules, operational processes, and other procedures that CVS, in its sole discretion, believes will benefit both parties.

6.0	Service Levels

a.	PhotoChannel shall perform the Services in accordance with the Service Levels set forth in Schedule C - Service Levels.

b.	Service Level Credits.

In the event of a failure to provide the Services in accordance with the applicable Service Levels, PhotoChannel shall pay the Service Level Credits identified in and according to the provisions set forth in Schedule C. Such Service Level Credits shall not limit CVS’ right to recover, in accordance with this Agreement, any damages incurred by CVS as a result of such failure; provided that any such damages otherwise payable by PhotoChannel shall be reduced by the amount of such Service Level Credits paid or credited to CVS.

7.0	Additional Services

a.	Out-of-Scope Functions

During the Term, CVS may request PhotoChannel to conduct New Services, including out-of-scope System enhancements. Upon receipt of such a request from CVS, PhotoChannel shall provide CVS with a written proposal in respect of such New Service within thirty (30) days of receipt of such request.

b.	Additional Entities and Business Units

1.	CVS reserves the right to add new Affiliates and business units of CVS to this Agreement at any time, including all associated Stores.

2.
If CVS enters into a transaction, or series of transactions, with a Third Party such that CVS acquires more than one-hundred (100) stores from the Third Party (the “Acquired Stores”), then the Parties agree that they will meet no later than thirty (30) days after the closing of such transaction to determine, in good faith, if the acquisition warrants renegotiation of the terms of this Agreement, given a full and fair consideration of all relevant factors. Unless and until the Parties renegotiate the terms of this Agreement due to such an acquisition, the newly acquired stores will be serviced under the terms of this Agreement, and this Agreement will remain in full force and effect, unless:

(i)
the Acquired Stores are already operating under a pre-existing agreement with PhotoChannel for web-based photo support, at which time CVS will have the option to have the Acquired Stores serviced under the pre-existing agreement, or under the terms and conditions of this Agreement, at CVS’ sole discretion; or

(ii)
the Acquired Stores are operating under a pre-existing agreement with any other service provider for web-based photo support, then upon expiration of such pre-existing agreement, the relevant Acquired Stores will be serviced by PhotoChannel; or

(iii)
the Acquired Stores are providing web-based photo support utilizing internal resources, in which case CVS may continue to utilize such resources to support the Acquired Stores, or transfer services to PhotoChannel, at CVS’ sole discretion.

8.0	Intentionally Omitted

9.0	Licensing of the Systems

a.	Software Licenses

1.
For the Term of this Agreement, PhotoChannel hereby grants to CVS a worldwide, non-exclusive, transferable license to use the Systems (including without limitation all Enhancements, updates, and maintenance updates relating thereto, whether owned by CVS or otherwise), the right to grant sublicenses to Producers and/or Printers in conjunction with CVS’ Online Print Business, and to allow others to use the Systems, as same relates to CVS’ or such other Persons use of the CVS.com Photo Center website and/or CVS’ Online Print Business. This license also includes a worldwide, non-exclusive, transferable license to use the following:

(i)	the PhotoChannel Administrative Software; and

(ii)	the PhotoChannel Order Puller Software; and

(iii)	any PhotoChannel CRM Marketing Campaign System used to customize marketing emails to potential customers or Members, including any other collection, storage, or analysis of customer information.

2.	The Software Specifications for these Systems are described in the attached Schedule D (Software Specifications).

b.	CVS Materials.

CVS hereby grants to PhotoChannel a non-exclusive, non-transferable license to use the CVS Materials strictly for the purposes of performing its obligations under this Agreement. Notwithstanding the foregoing, nothing in this Section shall provide PhotoChannel with the right to use the CVS Marks; provided, however, that PhotoChannel shall be permitted to make reproductions of the CVS Marks solely for the purposes of performing its obligations under this Agreement. PhotoChannel hereby acknowledges that it is acting as CVS’ agent in operating the CVS.com Photo Center and further acknowledges that said operation of the CVS.com Photo Center will be for the sole benefit of CVS and shall not be interpreted as granting to it any license (implied or otherwise) to use any of the CVS Marks except as same is expressly set forth in Section 9.0(c).

c.	CVS Marks.

1.	License.

CVS hereby grants to PhotoChannel a revocable, non-exclusive, non-transferable license to use the CVS Marks that are displayed on such section(s) of the CVS.com Photo Center. For greater certainty, CVS may revoke this license in its sole discretion.

2.	Restrictions.

Any use of the relevant CVS Marks provided in this Section shall be subject to CVS’ requirements with respect to usage by a Third Party of the CVS Marks and such other restrictions as CVS may impose from time to time and, in all cases, shall be subject to CVS’ prior written approval.

10.0	Proprietary Rights

a.	PhotoChannel Rights.

With the exception of any CVS Materials and/or Branded Environment embodied therein, PhotoChannel shall retain all rights in and to the Systems, the PhotoChannel Administrative Software and the PhotoChannel Order Puller Software and shall have exclusive rights in the Enhancements (except as provided for in this Section 10.0, the Maintenance Updates (except as provided for in this Section 10.0 and the Updates (except as provided for in this Section 10.0). CVS acknowledges PhotoChannel’s exclusive right, title and interest in and to the Systems and acknowledges that nothing herein shall be construed to accord to CVS any rights in the Systems, except as expressly provided herein.

b.	Rights to CVS Materials.

CVS shall have and/or retain all rights in and to the CVS Materials and/or the Branded Environment embodied therein, including any and all of the Intellectual Property Rights embodied therein or represented thereby. PhotoChannel acknowledges CVS’ exclusive right, title and interest in and to the CVS Materials and the Branded Environment and acknowledges that nothing herein shall be construed to accord to PhotoChannel any rights in any of the CVS Materials and/or the Branded Environment except as expressly provided herein. Without any limitation to the foregoing, PhotoChannel acknowledges that any proprietary rights arising through the operation of the CVS.com Photo Center shall automatically vest in CVS. Without any limitation to the foregoing, PhotoChannel hereby acknowledges that any use of the CVS Marks on the CVS.com Photo Center and the goodwill symbolized by and connected with such use of the CVS Marks will inure solely to the benefit of CVS (or its licensors). To the extent CVS requires PhotoChannel to participate in the creation and/or modifications of CVS Materials and/or Branded Environment, PhotoChannel shall obtain from any of its employees, subcontractors and/or employees of any such subcontractors it may employ to perform such work, prior to the commencement of any such work, an assignment from each such employee and/or subcontractor in favor of CVS assigning all Intellectual Property Rights arising from or embodied in such work as well as a waiver of any moral rights each such employee may hold with respect to their work, all in a form satisfactory to CVS. PhotoChannel shall remit all such assignments and waivers to CVS forthwith upon their execution.

c.	Rights to Intellectual Property

PhotoChannel and its Affiliates grant to CVS a fully-paid, non-exclusive, Intellectual Property Rights license, to the extent such rights are derived from CVS' sole contribution hereunder, or from its joint contribution with PhotoChannel or its Affiliates, or are already in the public domain (e.g., a non patented feature published or operating on a website), to make, have made, use, sell, import, export, or otherwise distribute processes or products. Such license shall not include any rights to practice under PhotoChannel or its Affiliates' background intellectual property rights derived outside this Agreement.

d.	Rights to System Content.

All System Content shall be the exclusive property of CVS and CVS shall hold any and all of the Intellectual Property Rights embodied therein or represented thereby.

e.	Rights to Enhancements

CVS shall have the exclusive right to any patent (including without limitation the exclusive right to file a patent application) relating to any invention embodied in:

1.
any Enhancement it may request be created during the term of this Agreement, but only to the extent that PhotoChannel had not already independently developed and/or established verifiable plans to develop such invention within one year prior to CVS’ request; and

2.
any Maintenance Update or Update, but only to the extent it or its employees, agents, subcontractors and/or Affiliates have communicated the particulars of such invention to PhotoChannel and only to the extent that PhotoChannel had not already independently developed and/or established verifiable plans to develop such invention within one year prior to CVS’ request.

For the purposes of this section, ‘verifiable plans’ means existing source code, prototypes, patent filings, detailed specification documents or other documentation that can be proven, in conjunction with, Third Party’s to have existed prior to CVS’ request.

f.	Rights to Member Data and System Content

All System Content shall be the exclusive property of CVS and CVS shall hold any and all of the Intellectual Property Rights embodied therein or represented thereby. PhotoChannel acknowledges CVS’ exclusive right, title and interest in and to the System Content and acknowledges that nothing herein shall be construed to accord to PhotoChannel any rights to use this information for any other purpose than order fulfillment.

11.0	Most Favored Consumer

PhotoChannel represents that the fees and charges contained herein do not exceed those imposed to any of its other customers with respect to projects of similar or smaller size and scope. If, during the term of this Agreement, PhotoChannel accepts lower fees or charges for any such services with respect to other for-profit customers, PhotoChannel shall forthwith notify CVS of same and shall remit as a credit to CVS the differences between the amount of any payments made by CVS on or after the date such lower fees and charges were made or accepted (as the case may be) by PhotoChannel. The parties hereby agree that all future fees and charges payable hereunder shall thereafter be reduced so as to match said lower fees and charges.

12.0	Audits

a.	Financial Audit

1.
For purposes of validating fees and charges made and paid for under this Agreement, CVS shall have the right to inspect PhotoChannel time cards, or any other documents that reveal time spent by PhotoChannel personnel on services provided on a time and materials basis or any costs incurred hereunder for which it is seeking reimbursement under the terms hereof. CVS shall also be entitled to verify all financial records or other documents used by PhotoChannel to calculate any fees or costs which are payable by CVS hereunder (such inspection and review, a “Financial Audit”). PhotoChannel shall make available such documents during normal hours of business, and for at least two (2) years following the termination or expiration of this Agreement. Any costs relating to the foregoing shall be borne exclusively by CVS unless such inspection reveals a material deficiency (which, for purposes of this Section, shall mean a discrepancy greater than five percent (5%) in said records which has resulted in an overpayment by CVS of such fees or expenses hereunder, in which case any such costs shall be borne exclusively by PhotoChannel. PhotoChannel shall forthwith remit any overpayment to CVS.

2.	PhotoChannel shall use its best efforts to forthwith remedy any default, deficiency or non-compliance with its obligations or covenants hereunder revealed by any Financial Audit.

b.	Performance Audit

1.
Upon reasonable prior notice to PhotoChannel, CVS and/or its designated representative may conduct a performance audit of the Computer Facilities or of any premises and/or facilities where the CVS.com Photo Center and/or Monitoring System is installed and/or operated and/or where any System Content, CVS Materials, or Confidential Information is stored or processed (including, without limitation, any embodiments thereof), so as to ensure PhotoChannel’s compliance with the terms of this Agreement and so as to evaluate PhotoChannel’s performance with respect thereto (such inspection and review, a “Performance Audit”). PhotoChannel will provide to CVS and/or its designated representative all support services and access to facilities reasonably necessary in connection with the Performance Audit at a level at least equal to the level of support services and access to facilities available to the internal staff of PhotoChannel.

2.	PhotoChannel shall use commercially reasonable efforts to forthwith remedy any default, deficiency or non-compliance with its obligations or covenants hereunder revealed by any Performance Audit.

13.0	Fees and Payment

13.1	Fees

a.	In consideration of PhotoChannel providing the Services and Software, CVS shall pay to PhotoChannel the Fees in accordance with Schedule B - Pricing.

b.	PhotoChannel, or PhotoChannel’s designee, shall invoice CVS for the Services in accordance with Schedule B.

c.	Except as expressly set forth in this Agreement (including Schedule B), all costs and expenses relating to the Services are included in the Fees.

13.2	Proration

All periodic Fees or charges under this Agreement are to be computed on a calendar month basis and shall be prorated on a per diem basis for any partial month.

13.3	Unused Credits

Any unused credits against future payments owed to either Party by the other pursuant to this Agreement shall be paid to the applicable Party within thirty (30) days of the earlier of the expiration or termination of this Agreement.

13.4	Suspension of Payment

CVS may withhold any payment it is required to make hereunder if PhotoChannel commits a material breach of this Agreement which has not been remedied to the full satisfaction of CVS provided that CVS has given notice in writing to PhotoChannel of the alleged material breach.

14.0	Dispute Resolution

a.	If the Parties have a dispute regarding the Services, they will attempt in good faith to resolve the dispute under the dispute resolution process described in this Section 14.0.

b.
Any dispute regarding the Services shall be considered in person or by telephone by the PhotoChannel account manager and an appropriate individual at CVS within ten (10) Business Days of receipt of a notice from either Party specifying the nature of the dispute. If such individuals are unable to resolve any such dispute during such meeting or telephone conversation, then either Party may request an additional meeting between managerial personnel of each Party at any reasonable time and place within twenty (20) days of such notice, and each Party shall make good faith efforts to cause such manager to be available for such meeting (which may be in person or by telephone).

c.	Nothing in this Section 14.0 shall limit either Party’s ability to pursue any other rights and remedies at any time before, during, or after the occurrence of any meeting arising hereunder.

d.	In the event of a dispute between PhotoChannel and CVS:

1.	PhotoChannel shall continue to so perform its obligations in accordance with this Agreement in good faith during the resolution of such dispute; and

2.	CVS shall continue to perform its obligations in accordance with this Agreement in good faith during the resolution of such dispute.

15.0	Source Code Escrow

1.	Delivery of Source Code.

Upon the request of CVS, at CVS’ sole discretion, PhotoChannel shall enter into a Software Escrow Agreement, and upon so doing (or on such later date as CVS may specify in its sole discretion), PhotoChannel shall deliver a Software Escrow Package to the escrow agent. Should CVS obtain the Software Escrow Package, as same is provided in the Software Escrow Agreement, PhotoChannel shall no longer be entitled to receive any fees under the terms of this Agreement. The foregoing shall be in addition to any other rights and remedies that may be available to CVS.

2.	The Software Escrow Agreement shall be in a form substantially similar to the sample escrow agreement attached hereto as Schedule F, or in another form as mutually agreed by the Parties.

3.	Escrow Fees and Expenses.

(i)	All fees and expenses charged by the escrow agent shall be borne by CVS.

(ii)	PhotoChannel will provide, at its sole cost, all labor and materials reasonably required to initially escrow the software and/or subsequently update the escrow of the software.

4.	Source Code License.

The Source Code Escrow Agreement shall provide, inter alia, that:

(i)
upon PhotoChannel being adjudged bankrupt or upon a receiver being appointed for PhotoChannel or upon PhotoChannel ceasing to carry on business, CVS shall have the right (but not the obligation) to obtain the Software Escrow Package;

(ii)
subject to the occurrence of Section 15.4.(i), should CVS elect to obtain the Software Escrow Package, PhotoChannel shall grant to CVS a perpetual, irrevocable, transferable, non-exclusive, worldwide license to use and modify the Software Escrow Package, including without limitation all source code for the Software, and to use and modify object code versions derived from any such source code or derived from the modified source code; and

(iii)	if CVS elects to obtain the Software Escrow Package, as provided for under Section 15.4.(ii), PhotoChannel shall be entitled to receive a one time license fee of $10.

16.0	Default and Termination

16.1	Termination for Change of Control of PhotoChannel

In the event of a Change of Control of PhotoChannel, CVS may terminate this Agreement by giving PhotoChannel notice of the termination at least one hundred twenty (120) days prior to the termination date specified in the notice, provided such notice is given within ninety (90) days of the occurrence of the Change of Control of PhotoChannel.

16.2	Insolvency Defaults.

Each Party shall have the right to terminate this Agreement immediately, or convert this Agreement to a month-to-month term, terminable upon thirty (30) days’ notice, upon delivering to the other Party written notice of such termination or conversion of the term in the event that the other Party:

a.
becomes insolvent, requests its creditors for a moratorium, enters into an assignment for the benefit of creditors with its creditors or suffers the appointment of a temporary or permanent receiver, trustee or custodian for all or a substantial part of its assets that is not discharged within thirty (30) days; or

b.	fails to make payment of its debts as they fall due; or

c.
makes a general assignment for the benefit of its creditors or a proposal or arrangement under any Bankruptcy and Insolvency Act, including but not limited to a voluntary petition for relief under Title II of the United States Code, as amended from time to time, or if a petition is filed against the other party under any Bankruptcy and Insolvency Act, if the other party is declared or adjudicated bankrupt, if a liquidator, trustee in bankruptcy, custodian, receiver, receiver and manager or any other officer with similar powers shall be appointed, either privately or judicially, of or for the other party or if the other party shall commit an act of bankruptcy or propose a compromise, arrangement or otherwise have recourse to any law for the protection of debtors; or

d.
commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to it or any such proceeding is commenced against either party which is not dismissed for a period of sixty (60) days.

16.3	Other Defaults

a.	Monetary Defaults.

If either Party fails to pay any undisputed amount due hereunder when such shall become due and payable, and such amount remains unpaid for forty-five (45) days after the other Party sends written notice thereof, then the notifying Party may terminate this Agreement at any time thereafter upon notice to the other Party.

b.	Non-Monetary Defaults.

CVS may terminate this Agreement for failure by PhotoChannel to materially perform or adhere to any of its obligations under this Agreement by notifying PhotoChannel of such default and shall allow PhotoChannel sixty (60) days within which to cure such default. If a default is not cured within this sixty (60) day period, CVS may terminate this Agreement at any time thereafter upon notice to PhotoChannel.

16.4	Obligations upon Termination.

a.
Notwithstanding the expiration or other termination of this Agreement, neither PhotoChannel nor CVS shall be released from any obligation that accrued prior to the date of such expiration or termination, including, the obligations of CVS to pay PhotoChannel undisputed amounts for any and all obligations incurred under this Agreement.

b.
If CVS requires PhotoChannel’s continued support as of the expiration or termination of this Agreement, CVS may request an extension of the Services from PhotoChannel for up to nine (9) months. Such extension of the Services will be as mutually agreed by the Parties and not be unreasonably withheld by PhotoChannel.

c.
With the exception of the licenses contemplated under Section 15.4, upon termination or expiration of this Agreement, all software licenses granted hereunder shall forthwith terminate and any use of the subject matter of said licenses shall forthwith cease.

d.
Upon termination or expiration of this Agreement, each Party shall immediately return to the other Party all of their respective Confidential Information and shall pay any amounts then outstanding which are not in dispute. For the avoidance of doubt, upon termination or expiration of this Agreement, PhotoChannel shall return to CVS all Member Content and Member Information.

16.5	Survival.

a.	The obligations, covenants, representations and/or warranties set forth below shall survive expiration or termination of this Agreement:

1.	Proprietary Rights as set forth in Section 10.0;

2.	Confidential Information as set forth in Section 17.0;

3.	Source Code Escrow as set forth in Section 15.0;

4.	Survival as set forth in this Section 16.5; and

5.	Audit Rights for a period of two (2) years as set forth in Section 12.0.

16.6	Other Remedies.

The remedies described herein are not exclusive and, in addition to the remedies granted herein, the Parties shall have all other rights and remedies available at law or in equity.

17.0	Confidential Information

17.1	Confidential Information between the Parties

a.
Each Party agrees that it will keep in confidence all Confidential Information (defined below) of the other Party, and that it will not directly or indirectly disclose to any Third Party any Confidential Information it receives from the other Party.

b.
Each Party agrees to use reasonable care to protect each of the other Party’s Confidential Information, and in no event use less than the same degree of care to protect the other Party’s Confidential Information as it would employ with respect to its own information of like importance which it desires to keep confidential.

c.	For purposes of this Section 17.0, "Confidential Information" means:

1.
any information disclosed by a Party that , in the case of information disclosed in a tangible written form, the disclosing Party designates or otherwise marks in writing as being confidential when disclosed or that a reasonable person would consider to be confidential even in the absence of a “Confidential” or similar marking; and

2.
any information disclosed by a Party orally or in another non-tangible form that is reduced to writing and marked “Confidential” or that a reasonable person would consider to be confidential even in the absence of a “Confidential” or similar marking or reduction to writing; and

3.	all the terms and conditions of this Agreement.

d.	Confidential Information shall not include information that a Party can demonstrate

1.	was already lawfully known to or independently developed by the receiving Party prior to disclosure by the disclosing Party; or

2.	is or becomes generally known to the public (other than by disclosure by the receiving Party) or is made available by the disclosing Party to any Third Party without any restriction on disclosure;

3.	is independently developed by the receiving Party; or

4.	was lawfully obtained by the receiving Party from any Third Party.

e.
In the event a Party is compelled to disclose the Confidential Information of the other Party by court order, the compelled Party will provide prior written notice to the disclosing Party so that the disclosing Party may, if it chooses, seek a protective order, and the compelled Party will reasonably assist the disclosing Party in seeking and obtaining such a protective order, at the expense of the disclosing Party.

f.
Each Party’s Confidential Information shall remain the property of that Party. Nothing contained in this Section 17.0 shall be construed as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party, and any such obligation or grant shall only be as expressly provided pursuant to this Agreement or as otherwise agreed in writing by the Parties.

17.2	Confidentiality of Member Content

PhotoChannel acknowledges that Member Content may constitute confidential, personal and/or proprietary information of respective Members. PhotoChannel agrees to hold such material and information in the strictest of confidence and not to make any use or copies thereof other than for the performance of this Agreement. PhotoChannel further agrees not to record and/or collect any information from any Person who accesses the CVS.com Photo Center (including without limitation the conducting of any data matching and/or data mining) or solicit any such Person except as expressly provided hereunder and except as expressly directed by CVS.

18.0	Indemnification

a.	Indemnity by CVS

CVS shall indemnify PhotoChannel and its Affiliates and their officers, directors, employees and agents from, and defend and hold such parties harmless from and against, any Losses suffered, incurred or sustained by such parties or to which such parties become subject, resulting from, arising out of or relating to the following:

1.	the inaccuracy, untruthfulness, breach or alleged breach of any representation, warranty or covenant made by CVS under this Agreement;

2.	personal injury (including death) or property loss or damage resulting from CVS’ or CVS agents’ acts or omissions;

3.	the negligence or willful misconduct of CVS; and

4.	the failure of CVS to comply with any applicable law.

b.	Indemnity by PhotoChannel

PhotoChannel shall indemnify CVS and its Affiliates and their respective officers, directors, employees and agents from, and defend and hold such parties harmless from and against, any Losses suffered, incurred or sustained by such parties or to which such parties become subject, resulting from, arising out of or relating to the following:

1.	any breach or alleged breach by PhotoChannel of any warranty set out in Section 20.0;

2.	any breach of any of PhotoChannel’s obligations or covenants contained in this Agreement;

3.
the inaccuracy, incorrectness or untruthfulness of any of PhotoChannel’s representations contained herein or contained in any document or certificate given in order to carry out the transactions contemplated hereby;

4.	any duties or obligations of PhotoChannel or PhotoChannel agents in respect of a Third Party or any subcontractor of PhotoChannel in connection with this Agreement;

5.	personal injury (including death) or property loss or damage resulting from PhotoChannel’s or PhotoChannel agents’ acts or omissions;

6.	the negligence or willful misconduct of PhotoChannel; and

7.	the failure of PhotoChannel to comply with any applicable law.

19.0	Limitation of Liability

a.	Consequential Damages

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR EXEMPLARY DAMAGES EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF REVENUE OR PROFIT OR GOODWILL, DOWNTIME COSTS, LOSS OF USE OF THE EQUIPMENT, LOSS OF DATA, THE COST OF SUBSTITUTE EQUIPMENT, FACILITIES, OR SERVICES, OR CLAIMS FROM THIRD PARTIES FOR SUCH DAMAGES.

b.	Exclusions

Section 19.0(a) shall not apply to (1) breaches of Section 17.0 - Confidential Information or (2) liability resulting from the gross negligence or willful misconduct of a Party.

20.0	Warranties

a.	Authorization and Enforceability

1.	PhotoChannel and CVS represent and warrant to the other that:

(i)	each has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(ii)	its signing of this Agreement has been duly authorized by all requisite corporate actions; and

(iii)	this Agreement is a valid and binding obligation, enforceable against it in accordance with its terms (assuming the due authorization, execution, and delivery by the other Party).

b.	No Waiver or Limitation.

For greater certainty, the participation of CVS in any testing or the failure of CVS to participate in any testing provided under the terms hereof and/or the conducting of any due diligence and/or investigations by CVS (including without limitation any Performance Audit) shall not:

1.	relieve PhotoChannel from any of its obligations, covenants, representations, warranties and indemnities hereunder;

2.	reduce the scope of any of PhotoChannel’s obligations, covenants, representations, warranties and indemnities hereunder; or

3.	relieve PhotoChannel from any liability it may otherwise incur under the terms hereof.

c.	Representations and Warranties by PhotoChannel

1.	Services

PhotoChannel represents and warrants to CVS that the Services shall be performed in a good and workmanlike manner.

2.	Applicable Laws.

PhotoChannel covenants and warrants that in performing its obligations hereunder it shall comply with all applicable laws.

3.	Representation - Facilities.

PhotoChannel hereby represents and warrants that it has and will continue to have access to necessary systems, equipment and facilities to perform its duties and obligations under this Agreement.

4.	No Infringement.

PhotoChannel hereby represents and warrants that it holds the right to license the System, the PhotoChannel Administrative Software and the PhotoChannel Order Puller Software and all other software, documents or other materials to be used or provided under the terms of this Agreement in the manner and to the extent contemplated hereunder. PhotoChannel further represents and warrants that the System, the PhotoChannel Administrative Software and the PhotoChannel Order Puller Software, do not and will not infringe any Intellectual Property Right, contractual right, trade secret or other proprietary right of any Third Party.

5.	Third Party Software.

PhotoChannel hereby represents and warrants that the software listed in Schedule E (Third Party Software) is the only Third Party Software used in conjunction with the CVS.com Photo Center or used in conjunction with the rendering of services hereunder. PhotoChannel further represents and warrants that the licenses governing the use of Third Party Software are and will remain in good standing. Without any limitation to the foregoing, PhotoChannel hereby represents and warrants that the performance of PhotoChannel’s obligations hereunder is and shall remain in conformity with the rights afforded to and the obligations imposed upon PhotoChannel under the terms of said licenses.

6.	Successful Integration.

PhotoChannel warrants that the System, the CVS.com Photo Center, the PhotoChannel Administrative Software and the PhotoChannel Order Puller Software will be capable of being fully and successfully integrated and be fully functional with one another.

7.	Conformity with Specifications.

PhotoChannel hereby warrants that the software, programs and computer systems developed, customized and/or enhanced under this Agreement, including without limitation the Branded System, the PhotoChannel Administrative Software and the PhotoChannel Order Puller Software will function properly and will function in all material respects in accordance with their respective functional requirements and specifications. Without any limitation to the foregoing, the Branded System, the PhotoChannel Administrative Software and the PhotoChannel Order Puller Software, the Enhancements, the Updates, Maintenance Updates, Code, Documentation, and all other work and/or materials developed or provided by PhotoChannel hereunder shall be conceptualized, developed and/or prepared or have been conceptualized, developed and/or prepared according to the highest industry standards.

8.	Virii, Trojans, backdoors, etc.

PhotoChannel hereby warrants that the software, programs and computer systems developed, customized, enhanced and/or provided under this Agreement, including without limitation the Branded System, the PhotoChannel Administrative Software and the PhotoChannel Order Puller Software:

(i)
do not and will not contain any viruses, trojan horses, backdoors, Easter eggs, time bombs, worms, traps or other similar disabling mechanisms which are intentionally designed to disable, erase, destroy, damage or adversely affect said software, programs and computer systems or reduce or otherwise limit their effectiveness;

(ii)	do not and will not contain any invisible text, hidden text, hidden information, hidden graphics or other hidden materials; and

(iii)	do not and will not contain any data collection tools, data matching tools or data mining tools other than those indicated in the functional requirements and specifications.

9.	Security.

PhotoChannel hereby warrants that the Security Measures meet and shall continue to meet industry accepted measures to prevent unauthorized access, communication, alteration and/or destruction of the Branded System and any Confidential Information and/or System Content contained thereon. Without any limitation to the foregoing, PhotoChannel hereby warrants that the Security Measures are sufficient, as generally accepted in the industry (including without limitation forthwith implementing the most recent updates for any security or virus protection software as they become available and/or upgrading any software and/or hardware which is no longer supported and/or otherwise becomes outdated or ineffective), to prevent, inter alia:

(i)	any unauthorized access to the System (including without limitation any circumvention of the Access Restrictions and/or Security Measures);

(ii)	any unauthorized alteration, destruction, communication or reproduction of personal information and/or Confidential Information;

(iii)	any unauthorized alteration, destruction, communication or reproduction of any System Content; and/or

(iv)
any viruses, trojan horses, worms, traps or other similar disabling mechanisms which are intentionally designed to disable, erase, destroy, damage or adversely affect the Software and/or the System or reduce or otherwise limit their effectiveness.

10.	Remedial Actions.

In the event of a failure of the Systems or any Enhancement, Update, Maintenance Update or other software provided hereunder, PhotoChannel shall, at its sole expense, use commercially reasonable efforts to remedy and rectify said failure. The foregoing shall not release PhotoChannel from any of its obligations under this Agreement nor will it limit any of the rights and remedies available to CVS which may arise in contract or at law as a result of any such failure.

11.
THE WARRANTIES PROVIDED IN THIS AGREEMENT ARE THE ONLY WARRANTIES PROVIDED BY PHOTOCHANNEL, AND THEY ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES FOR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

21.0	Insurance and Risk of Loss

21.1	PhotoChannel Insurance

a.	During the Term PhotoChannel shall obtain and maintain at its own expense insurance of the type and in the amounts set forth below:

1.	statutory workers’ compensation, or equivalent, in accordance with all applicable statutory requirements;

2.	commercial general liability (including contractual liability insurance) with a combined single limit of not less than $3,000,000 per occurrence;

3.
comprehensive automobile liability covering all vehicles that PhotoChannel owns, hires or leases in an amount not less than $1,000,000 per occurrence (combined single limit for bodily injury and property damage); and

4.
PhotoChannel's insurance policies shall be underwritten by an insurance company that carries an A- or better rating from A.M. Best. Each policy shall provide that (i) CVS Corporation and it’s Subsidiary and Affiliates shall be named as an additional insured, (ii) not less than thirty (30) days' prior, written notice shall be given to CVS in the event of any alteration or terms of such policy or of the cancellation or non-renewal thereof, and (iii) such insurance will be primary insurance with respect to CVS Corporation and its Subsidiaries and Affiliates. PhotoChannel shall furnish CVS with a certificate of insurance evidencing coverage, and a certificate of insurance as evidence of renewal at least 30 days prior to expiration of each policy. The amount of such required insurance coverage under this section shall not limit PhotoChannel’s obligations under this contract.

21.2	Documentation

If requested, PhotoChannel shall cause its insurers to issue and to provide to CVS certificates of insurance evidencing that the coverage and policy endorsements required under this Agreement are maintained in force and that not less than thirty (30) days written notice shall be given to CVS prior to any reduction in coverage, cancellation or non-renewal of the policies. PhotoChannel shall assure that its subcontractors, if any, maintain insurance coverage as specified in this Section or are endorsed as additional insured on all required PhotoChannel coverage.

21.3	Risk of Loss

Each Party shall be responsible for risk of loss of, and damage to, any equipment, software or other materials in its possession or under its control, unless the loss of damage to equipment, software or other materials is caused by the other Party or its agents.

21.4	No Implied Limitation or Expansion

The obligation of PhotoChannel to provide the insurance specified herein shall not limit or expand in any way any obligation or liability of PhotoChannel provided elsewhere in this Agreement nor shall the insurance coverage provided herein override CVS' indemnification obligations. Further, any rights afforded CVS under such insurance shall be subject to any of the defenses of limitations set forth herein. Accordingly, no insurance proceeds shall be payable to CVS without PhotoChannel's prior written consent which shall not be unreasonably withheld.

22.0	General

22.1	Assignment and Binding Nature

a.
Neither Party may assign its rights or obligations under this Agreement, without the prior written Consent of the other Party, except that either Party may assign its rights and obligations under this Agreement pursuant to a Change in Control of such Party, subject to the limitations in paragraph 1 below. The assigning Party shall provide the other Party with written notice of any assignment hereunder within three Business Days after the effective date of such assignment.

1.
Assignment of this Agreement by way of Change of Control of PhotoChannel will require the written Consent of CVS. If CVS does not provide written Consent pursuant to this section, CVS shall have the right to terminate the Agreement upon Change of Control of PhotoChannel by providing written notice within ninety (90) days of notification of the Change of Control event, as per Section 16.1.

2.	Any attempted assignment that does not comply with this Section is void.

22.2	Entire Agreement; Amendment; No Waiver

This Agreement shall supersede any other prior or contemporaneous agreements, representations, warranties and understandings relating to the subject matter hereof and contains the entire agreement between the Parties with respect to the subject matter hereof. No amendment, modification, termination or waiver of any provision of this Agreement, nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by a duly authorized representative of each Party. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

22.3	Non Exclusivity

Nothing herein shall be construed to provide PhotoChannel with exclusive rights with respect to the development and/or supply of any of the products and Services contemplated hereunder.

22.4	Expenses

Except as otherwise provided in this Agreement each of the parties hereto will pay its own legal, accounting expenses, travel, telecommunications and other expenses relating to the rendering of professional services.

22.5	Subcontractors.

With respect to subcontracting, CVS and PhotoChannel agree that:

a.
prior to any material subcontracting of any of the Services (greater than $150,000 per year in annual payments to the proposed Subcontractor), PhotoChannel shall notify CVS of the proposed Subcontractor and associated activity;

b.
unless CVS otherwise consents, and such consent shall not be unreasonably withheld, CVS shall have the option to renegotiate the terms of this Agreement if any subsequent reduction in Service Levels attributed to such Subcontractor is evident within six (6) months of the Subcontractor commencing service delivery;

c.
no subcontracting shall release PhotoChannel from its responsibility for its obligations under this Agreement. PhotoChannel shall be responsible for ensuring that each of its Subcontractors and Affiliates comply with the terms of this Agreement. PhotoChannel shall be responsible for all payments to its Subcontractors; and

d.
PhotoChannel shall promptly pay all undisputed charges due for services, materials, equipment and labor used by PhotoChannel in providing the Services and PhotoChannel shall keep CVS’ premises free of all liens.

22.6	Relationship.

Nothing in this Agreement shall be deemed or construed to constitute or create a partnership, joint venture, franchise or agency relationship between the Parties. The Parties agree to conduct their respective businesses to prevent any such relations from being implied.

22.7	No Third Party Beneficiary.

No individual or entity shall be considered a Third Party beneficiary of this Agreement, including but not limited to any employees of either Party or any Third Party.

22.8	Successors and Assigns.

This Agreement, subject to the terms and conditions hereof, shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

22.9	Governing Law; Severability.

a.	This Agreement shall be governed by and construed in accordance with the substantive laws of State of New York, excluding its conflict of laws principles.

b.
Any term or provision hereof that may be invalid or unenforceable under the laws of any state or other jurisdiction shall not affect the validity or enforceability of this Agreement and its remaining terms and provision and such invalid or unenforceable term or provision shall be deemed not to be part of this Agreement.

22.10	Force Majeure.

a.
No Party shall be responsible for any failure to perform any of its obligations (other than payment obligations) under this Agreement where and to the extent that such failure or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions in the North America, sabotage, strikes, lockouts or labor difficulties or any other similar cause beyond the reasonable control of such Party (each, a “Force Majeure Event”).

b.
Upon the occurrence of a Force Majeure Event, the non-performing Party shall be excused from any further performance of those of its obligations pursuant to this Agreement affected by the Force Majeure Event for as long as (a) such Force Majeure Event continues and (b) such Party continues to use best efforts to recommence performance whenever and to whatever extent possible without delay.

c.
In the event PhotoChannel fails to provide the Services in accordance with this Agreement due to the occurrence of a Force Majeure Event or any other disaster, the Fees shall be adjusted in a manner such that CVS is not responsible for the payment of Fees for those Services that PhotoChannel fails to provide. Additionally, if such reduction in service lasts longer than thirty (30) days, CVS shall have the right to contract with Third Parties to perform the affected Services, at CVS’ expense, until PhotoChannel can restore such Services.

22.11	Headings.

Headings in this Agreement are included herein for convenience or reference only and shall not constitute a part of this Agreement for any other purpose.

22.12	Public Announcement.

No Party shall make any public announcement concerning this Agreement or the relationship established hereby without the prior written Consent of the other Party hereto.

22.13	Notifications and Approvals

a.
PhotoChannel and CVS may communicate with each other by electronic means. Such communication is acceptable as a signed writing to the extent permissible under applicable law. An identification code (called a User ID) contained in an electronic document will be deemed sufficient to verify the sender's identity and the document's authenticity.

b.
All notices hereunder shall be in writing and shall be delivered personally, by overnight courier, by certified mail postage pre-paid, or by facsimile transmission with confirmed answer-back, and shall be deemed received in the case of personal delivery or overnight courier, when delivered, in the case of mailing, on the receipt of delivery confirmation, and in the case of facsimile transmission, upon receipt of answer-back confirmation. All notices hereunder shall be sent to the following addressees:

If to PhotoChannel:	Chief Financial Officer PhotoChannel Networks Inc. Suite 506, 425 Carrall Street, Vancouver, British Columbia, Canada V6B 6E3 Telephone: (604) 893-8955 Ext. 224 Fax: (604) 893-8966

If to CVS:	General Counsel CVS Pharmacy, Inc. 1 CVS Drive Woonsocket, Rhode Island 02895 Fax 401-765-7887

With a copy to: Director - Photo Operations CVS Pharmacy, Inc. 1 CVS Drive Woonsocket, Rhode Island 02895

c.	PhotoChannel or CVS may change its address, phone and facsimile numbers for notification purposes by giving the other prior written notice of the new information and its effective date.

22.14	References

Neither Party nor any of its employees, agents or sub-contractors shall (i) use the other Party’s name or any photo or visual or audio facsimiles of the other Party’s facilities or employees for any purpose (ii) reveal any details regarding the Services provided pursuant hereto to any Third Party, unless prior written Consent of the other Party has been obtained, except as required by law, in response to requests of a governmental authority, or to enforce its rights under this Agreement.

22.15	Taxes on Services

a.	CVS will pay all:

1.	applicable taxes (such as sales (including sales tax on services), use, gross receipts, excise, occupation, and other transaction-based taxes), duties, levies, and fees on PhotoChannel's charges;

2.	personal property, sales, value-added, and use taxes on CVS' personal property;

3.	telecommunication taxes for network access (for example, lines) and services leased or contracted for by CVS; and

4.	taxes, assessments, and other levies on CVS' owned, leased, rented, or purchased real property.

b.	CVS and PhotoChannel agree to cooperate reasonably with the other to determine CVS' tax liability on PhotoChannel's charges.

c.	PhotoChannel's invoices will state applicable taxes owed by CVS, if any, by tax jurisdiction.

d.
PhotoChannel and CVS will provide and make available to the other any resale certificates, tax exemption certificates, information regarding out-of-state sales or use of equipment, materials or services, direct pay certificates and other exemption certificates.

Appendix A-1 - Glossary

Acquired Stores - has the meaning set forth in Section 7.0 (b)(2).

Administrative Software - means the Monitoring System and customer service tools used to monitor, manage, and manipulate customer photo image orders or other software used to assist customer support.

Affiliate - means, with respect to any Party, any entity directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Party, whether by ownership or control of voting securities, by contract or otherwise.

Agreement - means this Service and Support Agreement between PhotoChannel and CVS, all Attachments, and the Appendix.

Allocation Percentage - means a percentage applied to each SLA and used in the Service Level Credit calculation.

Appendix - means this Appendix A-1 entitled “Glossary.”

At Risk Amount - has the meaning set forth in Section 6.0 of Schedule C - Service Level Agreements.

Attachments - means the Schedules and Exhibits, collectively.

Base Terms - means the Agreement and the Appendix, and excludes the Attachments.

Branded System - means the CVS proprietary branded website used in conjunction with the System, including without limitation, the CVS.com Photo Center and use of any features or functionality offered by the System via the CVS website.

Branded Environment - means the structure, organisation, presentation, layout, look and feel and aesthetical elements of the CVS.com Photo Center, including without limitation all menus, toolbars, screen layout, popup pages, forms, frames, buttons, checkboxes, and other forms or methods of presentation and organisation contained on the CVS.com Photo Center.

Bulk Emails - means all broadcast emails regularly sent to all Members of the CVS.com Photo Center who opt-in for email based communications. For the clarification of doubt, Bulk Emails do not include System Event Emails.

Business Day - means any Monday, Tuesday, Wednesday, Thursday, or Friday except U.S. postal holidays.

Change of Control - means the transfer of all or substantially all of the assets of a Party (either in a single transaction or series of related transactions); the transfer of more than 50% of the voting equity interests of a Party (either in a single transaction or series of related transactions); or, in the case of PhotoChannel only, the sale or disposition of all or substantially all of the assets used by PhotoChannel to provide services under this Agreement.

Charges - has the meaning set forth in Section 1.0 of Schedule B - Pricing.

Computer Facilities - means the computer hardware including related system software and peripheral devices and any addition to, and replacements and upgrades thereto, operated by or on behalf of PhotoChannel, located at 5-3777 Kingsway, Burnaby, B.C. , Canada V5H 3Z7 or such other location as the parties may mutually agree.

Code - means any computer programming/formatting code (including without any limitation to the foregoing, HTML, Java, XML, CSS, JSP and javascript), any files necessary to make image maps function and any server code necessary to make forms, frames, buttons, check-boxes and the like function.

Confidential Information - has the meaning set forth in Section 17.0.

Consent - means the consent of the other Party to this Agreement, which consent shall not be unreasonably withheld.

Consumer or Consumers - shall mean any end user of the CVS.com Photo Site, whether such end user is a Member or not.

CVS - has the meaning set forth in the introduction on the first page of this Agreement.

CVS.com Photo Center - has the meaning set forth in the introduction on the fourth page of this Agreement.

CVS Materials - means those materials provided by CVS to PhotoChannel or created by PhotoChannel (or its subcontractors) for the purposes of creating the CVS.com Photo Center and/or the Branded System, including without limitation, all pictures, images, drawings, text, formatted text (including without limitation HTTP pages) audio-visual materials, sounds, music, animation, symbols, representations, logos and other materials. For greater certainty, the CVS Materials include the CVS Marks.

CVS Marks - means those trade-marks owned by or licensed to CVS or its Affiliates which CVS in its sole discretion decides to incorporate to the CVS.com Photo Center.

Documentation - shall mean all system manuals and user instructions, including without limitation all online help files, frequently asked questions and tutorials (whether in hard copy or electronic format and regardless of media) explaining the use, operation, support and technical aspects of the Branded System, the PhotoChannel Administrative Software, the Order Puller Software or any portion or component thereof, including any updates, revisions, or enhancements thereof.

Editing Features - means such creation and editing processes applied to or incorporating Photos or Modified Photos which may be available through the Branded System.

Enhancements - means all on-going changes implemented by PhotoChannel to the Systems, whether requested by CVS or otherwise, including all functionality upgrades or additions, patches, updates, or other general enhancements required for proper functioning of the Systems.

Effective Date - has the meaning set forth in Section 1.0.

Exhibit - means the exhibit, if any, expressly referenced in and attached to a Schedule.

Expiration Date - has the meaning set forth in Section 1.0.

Fees - shall mean all charges and prices set forth in Schedule B - Pricing for the Services.

Financial Audit - has the meaning set forth in Section 12.0(a).

Force Majeure Event - has the meaning set forth in Section 22.10(a).

Guest - means any Person, whether a Member or not, who has been authorised by a Member to access one or more of such Member’s Online Albums.

Initial Term - has the meaning set forth in Section 1.0.

Kiosk - means any collection of stand-alone in-store photo stations, printers, and/or scanners grouped into a cabinet or other freestanding form, used to process photos by CVS customers.

Lab System Software - means the web-based software system which permits management and/or processing of Print Transactions and or Gift Transactions through the Branded System.

Losses - means any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements entered into in accordance with Section 18.0), and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings).

Maintenance Update - has the meaning described in the Service Responsibility Matrix of Schedule A.

Modified Photo - means a Photo which has been modified using any of the Editing Features.

Monitoring System - means the software solution permitting authorized representatives of the Parties to monitor the uptime of the Order Processing Systems.

New Service - has the meaning set forth in Section 4.0 of Schedule B - Pricing.

Member - means any Person using the System, registered or not, for which any data is collected.

Member Content - means the Member Information and the Online Album(s) (including without limitation all Photos and Modified Photos comprising same) of a Member.

Member Information - means the information collected from a Member when said Member applies for an account on the Branded System (as same may be subsequently modified from time to time) and all information relating to said Member’s account.

Online Album - means a collection of Photos and Modified Photos associated to a Member and stored on the Computer Facilities accessible through the Branded System.

Online Print Business - mean the online photography business conducted through www.cvs.com.

Order Processing Systems - means the computer hardware, including related system software and peripheral devices and any addition to and replacements and upgrades thereto, contained in a single physical premise.

Order Puller Software - means software that is installed on the Order Processing Systems, which communicates automatically, at set intervals, with the Branded System determining if orders have been placed and pulling available orders to the Order Processing Systems and which includes the Order Routing System.

Order Routing System - means the back-end system that performs image routing, image rendering, storage, and which interfaces with other Systems as required (e.g. Branded System, Order Puller Software, Administrative Tools).

Parties - means PhotoChannel and CVS, collectively.

Party - means either PhotoChannel or CVS, alternatively.

Performance Audit - has the meaning set forth in Section 12.0(b).

Person - shall be broadly interpreted and shall include any individual, partnership, limited partnership, corporation, joint venture, association, joint stock company, trust, unincorporated organisation, or a government or an agency thereof.

Photo - means a digital image as may be uploaded by a Member to said Member’s Online Album

PhotoChannel - has the meaning set forth in the introduction on the first page of this Agreement.

Pre-Installation Test - has the meaning set forth in Section 4.2(c)1.

Post Installation Test - has the meaning set forth in Section 4.2(c)2.

Print Transaction - means the sequential occurrence of each of the following:

1.	the submission of a valid print order by a Member or a Guest;

2.	the successful processing of said print order by the Branded System;

3.	the successful distribution of the print order to the Printer or Producer or both;

4.	the successful notification by the Printer to the Branded System of the completion of the respective order; and

5.	the successful notification of the respective Member or Guest by the Branded System of completion of the respective order.

Printer or Printers - means those photo development labs CVS may specify from time to time in its sole discretion, and also includes the CVS Printers (e.g. Qualex). The term “Printer” shall mean any one of them.

Producers - means those producers of customized photo merchandise, or other customized output, as CVS may designate from time to time in its sole discretion (e.g. PhotoTLC). The term “Producer” shall mean any one of them.

Project - has the meaning set forth in Section 4.0 of Schedule B - Pricing.

Retail Support - means the diagnosing and troubleshooting of in-store issues which prevent or impede order fulfillment. Technical assistance may be either onsite or telephonic. Retail support has three levels as follows:

1.	Level 1 Retail Support: Telephonic problem resolution, provided by CVS or its’ designee. Problems not resolved by Level 1 are escalated to Level 2.

2.	Level 2 Retail Support: Telephonic problem resolution, provided by Photo Channel, primarily related to software support, and described in Item A-32 of Schedule A.

3.
Level 3 Retail Support: Onsite Software problem resolution, including support of the Systems, to be provided by PhotoChannel. Onsite Hardware problem resolution, to be provided by the appropriate CVS designee.

Renewal Period - has the meaning set forth in Section 1.0.

Schedule - means any attachment expressly referenced in and attached to this Agreement, excluding the Appendix. A Schedule includes the Exhibits expressly referenced in and attached to a Schedule.

Fees - means the fees set forth in Section 2.0 of Schedule B - Pricing.

Service Level Credit - shall mean a credit payable to CVS should PhotoChannel fail to achieve the Service Levels, and computed in accordance with the formulas set forth in Section 6.0 of Schedule C - Service Levels.

Service Level or SLA - means the service delivery criteria established for certain of the Services, as set forth in Section 7.0 of Schedule C - Service Levels.

Service Responsibility Matrix - has the meaning set forth in the Section 2.0 of Schedule A - Statement of Work.

Services - the services, functions and responsibilities described in this Agreement for online photo support including the services, functions and responsibilities described in Schedule A, but excluding any such services, functions, responsibilities and Projects expressly designated as the responsibility of CVS.

Severity Code - means the severity designation assigned to a problem call, as further defined in the Service Responsibility Matrix of Schedule A - Statement of Work.

SLA Audit Period - has the meaning set forth in Section 3.0 of Schedule C - Service Level Agreements.

SLA Performance Report - has the meaning set forth in Section 3.0 of Schedule C - Service Level Agreements.

Software - has the meaning and description as provided for in Schedule D - Software Specifications.

Software Escrow Agreement - means an agreement which allows CVS to obtain the source code of the Systems, and other materials if required, under special circumstances including the insolvency of PhotoChannel, as described in Schedule F - Sample Software Escrow Agreement.

Software Escrow Package - has the meaning and description as provided for in Schedule F - Sample Software Escrow Agreement.

Store - means a retail store location owned or operated by CVS as of the Effective Date where CVS provides on-site photo finishing services.

Subcontractor - means a contractor, or vendor, or agent, or consultant selected and retained by PhotoChannel.

System - has the meaning set forth in the introduction on the fourth page of this Agreement.

System Content - means all data generated through the customisation, installation, operation, administration, maintenance and use of the CVS.com Photo Center and/or the Branded System and all data at any time stored on and all data received or processed by the Computer Facilities through use of the CVS.com Photo Center and/or the Branded System (including without any limitation all Member Content, System Logs and Transaction Records) (including all such data which has been backed up).

System Event Emails - means those emails which are triggered by an event or business rule related to activities, or lack thereof, on any Member account. Examples of System Event Emails include account sign up welcome, order confirmation, order ready for pickup, abandoned shopping cart or storage term expiration.

Term - means collectively the Initial Term and the Renewal Term (if the Renewal Term is applicable).

Third Party or Third Parties - means any entity or person other than PhotoChannel and CVS and their respective Affiliates, directors, officers, and employees.

Third Party Content Provider - any third party, authorized by CVS, providing images, or other content to the Systems, via any programmatic method including internet or via other software interfaces. Third Party Content Providers may include Sony Image Station, Picasa, AOL, Kodak Gallery, Corel, personal websites or ‘blogs’, classmates.com, or other providers capable of interacting with the Systems, For the avoidance of doubt, Third Party Content Providers do not include direct uploads from end users or Consumers.

Time and Materials Fees - has the meaning set forth in the Section 2.0(h) of Schedule B - Pricing.

Transition Period - has the meaning set forth in the Section 3.0.

Transition Services - means the services and software as set forth in Section 4.0 to be completed during the Transition Period.